FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED
BY-LAWS
OF
VERSAR, INC.

The Board of Directors (the "Board") of Versar, Inc., a Delaware corporation (the "Company"), at a duly convened meeting of the Board at which a quorum was present, by the affirmative vote of a majority of the directors present at such meeting and in accordance with the Restated Certificate of Incorporation of the Company (the "Company Certificate"), the Second Amended and Restated By-Laws of the Company (the "By-Laws"), and the General Corporation Law of the State of Delaware, approved and adopted on September 21, 2017 the following amendment to the By-Laws to be effective on September 21, 2017.

The By-Laws are hereby amended to add a new Article VI, which shall read as follows:

"ARTICLE VI <u>EXCLUSIVE FORUM</u>

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provisions of the General Corporation Law of the State of Delaware or the Corporation's Certificate of Incorporation or By-Laws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware)."

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto subscribed my name this 22nd day of September, 2017.

James D. Villa
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

[Signature Page to First Amendment to Second Amended and Restated By-laws of Versar, Inc.]